Exhibit 10.9
ResMed Inc.

Summary for Performance-Based Restricted Stock Unit (“PSU”)
Award Agreement
1.    Holder.         [PARTICIPANT NAME]
2.    Grant Date     [GRANT DATE]
3.    Target Number of PSUs: [PSUs GRANTED]
4.    Maximum Number of PSUs: 200% of Target Number of PSUs
5.    Performance Period:     [GRANT DATE through [FOURTH YEAR ANNIVERSARY]]
6.    Vesting Schedule. Subject to the terms of the Agreement, including the terms requiring the satisfaction of specified Performance Goals, the PSUs shall vest and become nonforfeitable on the applicable Certification Date.

RESMED INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
    This Performance-Based Restricted Stock Unit Award Agreement including any country-specific terms and conditions set forth in Appendix I hereto and the Performance Goals set forth in Appendix II hereto (collectively, the “Agreement”) sets forth the terms and conditions of the performance–based restricted stock units (“Performance Stock Units” or “PSUs”) granted by ResMed Inc., a Delaware corporation (the “Company”), under the ResMed Inc. 2009 Incentive Award Plan, as amended from time to time (the “Plan”), and pursuant to the Summary of Performance-Based Restricted Stock Unit Award Grant (the “Summary”) displayed at the Web site of the Company’s plan administrator. The Summary specifies the person to whom the PSUs are granted (“Holder”), the grant date of the PSUs (the “Grant Date”), the vesting schedule of the PSUs (the “Vesting Schedule”), the target number of PSUs granted to Holder, and other specific details of the grant. The Summary is deemed part of this Agreement.

ARTICLE 1.
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Summary.
As used herein, the term “Disability” shall mean a “disability” as defined in Treasury Regulation Section 1.409A-3(i)(4).
As used herein, the term “Performance Stock Unit” and “PSU” shall mean a non-voting unit of measurement which represents the right to receive one share of Common Stock for each unit that vests (subject to adjustment as provided in Section 11.3 of the Plan) solely for purposes of the Plan and this Agreement. The PSUs shall be used solely as a device for the determination of the issuance of shares of Common Stock to eventually be made to Holder if and to the extent such PSUs are eligible for vesting and vest pursuant to Section 2.2 hereof. The PSUs shall not be treated as property or as a trust fund of any kind.
As used herein, the term “Retirement” shall mean a Termination of Service after (a) sixty (60) years of age and (b) completion of five (5) years of continuous service with the Company or any Subsidiary.
1.2    Incorporation of Terms of Plan, Summary and Appendices I and II. The PSUs are subject to the terms and conditions of the Plan, the Summary, Appendix I hereto (which sets forth special and/or additional legal requirements, terms and conditions as may be required by Holder’s country) and Appendix II hereto (which sets forth certain Performance Goals applicable to the PSUs), each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent applicable, in the event of any inconsistency between this Performance-Based Restricted Stock Unit Award Agreement and Appendices I and II, the terms of Appendices I and II shall control.
ARTICLE 2.
GRANT OF PERFORMANCE STOCK UNITS
2.1    Grant of PSUs. Effective as of the Grant Date, the Company grants to Holder an award of PSUs as set forth in the Summary, upon the terms and conditions set forth in the Summary, the Plan, and this Agreement.
2.2    PSUs subject to Performance Goals; Vesting Schedule.

(a)    Appendix II attached hereto sets forth the Performance Goals that must be satisfied in order for the PSUs to be eligible for vesting. The Performance Goals are based on the Company’s cumulative Absolute Total Stockholder Return achieved over a certain specified period (the “Performance Period”), all as set forth on Appendix II. The Compensation Committee shall certify the extent to which the Performance Goals have been achieved and the PSUs are eligible for vesting, with such certification occurring as soon as practicable following the end of the applicable Performance Period and in any event no later than 90 days following the end of such Performance Period (such certification occurring on the “Certification Date”). Except as set forth in Section 2.4(b), any unvested PSUs for which the Performance Goals have not been achieved shall be automatically forfeited, terminated and cancelled effective as of the applicable Certification Date, without the payment of any consideration by the Company, and Holder, or Holder’s beneficiary or personal representative, as the case may be, shall have no further rights with respect to such PSUs under the Agreement.
(b)    Subject to Sections 2.2(c) and 2.4 hereof, the PSUs awarded pursuant to the Summary and eligible for vesting in accordance with Appendix II will vest and become nonforfeitable on the applicable Certification Date, subject to Holder’s continued employment or services through such Certification Date. Unless otherwise determined by the Administrator, partial employment or service, even if substantial, during any portion of the Performance Period will not entitle Holder to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Service as provided in Section 2.4 hereof or under the Plan.
(c)    Notwithstanding Section 2.2(b) hereof, Appendix II and the Summary, and subject to Section 2.4 hereof, in the event of a Change in Control of the Company, the PSUs, to the extent then outstanding and not previously forfeited, shall become vested and nonforfeitable as of the date of such Change in Control, based on performance under the Performance Goals, pro-rated as set forth on Appendix II, from the commencement of the Performance Period through the date of the Change in Control.
2.3    No Right to Employment. Nothing in the Plan or this Agreement, nor Holder’s participation in the Plan, shall confer upon Holder any right to continue in the employ or service of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge or terminate the services of Holder at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Holder. In the event that Holder is not an Employee, Director or Consultant of the Company, the grant will not be interpreted to form an employment or service contract with the Company.
2.4    Forfeiture, Termination and Cancellation upon Terminations of Service.
(a)    Notwithstanding any contrary provision of this Agreement, except as provided in Section 2.4(b), upon Holder’s Termination of Service for any or no reason (other than on Holder’s death, Disability, Retirement or termination without “cause” or for “good reason” as provided in Section 2.4(b)), all PSUs subject to this Agreement (whether unvested or eligible for vesting) will thereupon be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Holder, or Holder’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. For purposes of this Agreement, the employment relationship of Holder will be treated as continuing intact while he or she is on military or sick leave or other bona fide leave of absence if such leave does not exceed ninety days, provided, however, that the period of the leave may exceed ninety days so long as Holder’s right to re-employment is guaranteed either by statute or by contract, or in any other circumstance as may be required by law.
(b)    Notwithstanding the foregoing, Appendix II and the Summary, (i) if Holder dies or has a Termination of Service upon incurring a Disability while serving as an Employee, Director or Consultant of the Company or a Subsidiary, as applicable, the PSUs shall become fully vested and nonforfeitable at 100% of the target number of PSUs as of the date of such Holder’s death or Termination of Service upon incurring Disability, as applicable; or (ii) if Holder has a Termination of Service by the Company without “cause,” by Holder for “good reason” (each as defined in Holder’s change in control agreement with the Company, if any) or due to Holder’s Retirement, in each case while serving as an Employee, Director or Consultant of the Company or a Subsidiary, the PSUs shall become vested and nonforfeitable, as of the date of such Termination of Service, on a prorated basis, based on the number of days of Holder’s service with the Company or a Subsidiary during the original four-year Performance Period through the date of Holder’s Termination of Service, and based on performance under the Performance Goals, pro-rated as set forth on Appendix II, from the commencement of the Performance Period through the date of Holder’s Termination of Service. Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in Holder’s jurisdiction that likely would result in the favorable Retirement treatment that otherwise would apply to the PSUs pursuant to this Section 2.4(b)(ii) being deemed unlawful and/or discriminatory, then the Company will not apply this favorable Retirement treatment at the time of Holder’s Termination of Service and the PSUs will be treated as they would under the rules that otherwise would have applied if Holder’s Termination of Service did not qualify as a Retirement.
For purposes of this Agreement, Holder’s Termination of Service is deemed to occur as of the date Holder is no longer actively providing services to the Company or a Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of applicable laws in the jurisdiction where Holder is employed or rendering services or the terms of Holder’s employment or service agreement, if any) and, unless otherwise provided in this Section 2.4(b), Holder’s right to vest in the PSUs, if any, will terminate as of such date and will not be extended by any notice period (e.g., Holder’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where Holder is employed or providing services or the terms of Holder’s employment or service contract, if any). The Administrator shall have the exclusive discretion to determine when Holder’s Termination of Service for purposes of the PSUs has occurred (including whether Holder may still be considered to be providing services while on a leave of absence).
2.5    Timing of Issuance of Shares.
Subject to Appendix II, as soon as administratively practicable following the vesting of any PSUs pursuant to Section 2.2 or Section 2.4(b) hereof, but in no event later than 30 days after such vesting date, the Company shall deliver to Holder a number of shares of Common Stock equal to the number of such PSUs that vested on the applicable vesting date, less to the extent applicable, the number of shares of Common Stock withheld in accordance with Section 2.6(b). The shares of Common Stock delivered hereby shall be represented either by one or more stock certificates or by book entry, as determined by the Company in its sole discretion. Notwithstanding the foregoing provisions of this Section 2.5:
(a)    in the event shares of Common Stock cannot be issued in the time frame specified above due to the effects of Sections 2.7(a), (b) or (c) hereof, then the shares of Common Stock shall be issued as soon as administratively practicable after the Administrator determines that shares of Common Stock can again be issued in accordance with Sections 2.7(a), (b) and (c) hereof, subject to compliance with Section 409A (as defined in Section 3.13 below);
(b)    if the PSUs do not constitute “nonqualified deferred compensation” subject to Section 409A and the Holder is subject to U.S. federal taxation, then any PSUs will be settled within the short-term deferral period of Section 409A; and
(c)    if the PSUs constitute “nonqualified deferred compensation” subject to Section 409A and Holder is subject to U.S. federal taxation, then: (i) any PSUs that vest will be settled in the calendar year in which the original four-year Performance Period, or, if applicable, the Accelerated Performance Period ends but (ii) notwithstanding (i) above, to the extent the PSUs are not subject to a “substantial risk of forfeiture” within the meaning of Section 409A, the PSUs will be settled on an accelerated basis following the earliest to occur of any of the following events (or at such later time as may be permitted under Section 409A in the event of Holder's death) in a manner and to the extent necessary to comply with Section 409A: (A) the occurrence of a Change in Control that constitutes a “change in control event” within the meaning of Section 409A, (B) the Holder’s death, or separation from service” within the meaning of Section 409A, provided, however, if Holder is a “specified employee” within the meaning of Section 409A as of the date of Holder’s separation from service and settlement is otherwise due on separation from service, Holder’s vested PSUs shall instead be settled during the thirty (30) day period commencing on the earlier of (A) the expiration of the six (6) month period measured from the date of Holder’s separation from service or (B) the date of Holder’s death, to the extent that such delayed payment is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, or any successor provision thereto.
2.6    Responsibility for Taxes.
(a)    Regardless of any action the Company or, if different, the Subsidiary employing Holder or for which Holder otherwise provides services (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Holder’s participation in the Plan and legally applicable or deemed legally applicable to Holder (“Tax-Related Items”), Holder acknowledges that the ultimate liability for all Tax-Related Items is and remains Holder’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Holder further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to the grant of the PSUs, the vesting or settlement of the PSUs, the issuance of shares of Common Stock in settlement of the PSUs, the subsequent sale of the shares of Common Stock acquired at vesting and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate Holder’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if Holder is subject to tax in more than one jurisdiction, Holder acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    In connection with any relevant taxable or tax withholding event, as applicable, Holder must pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Holder hereby authorizes the Company and/or the Employer, or their respective agents, in their sole discretion and without any notice to or additional authorization by Holder, to satisfy their withholding obligations, if any, with regard to all Tax-Related Items by one or a combination of the following:
(i)    withholding from Holder’s compensation or other wages payable to Holder by the Company, the Employer and/or any other Subsidiary;
(ii)    causing Holder to tender a cash payment (i.e., check or holding from the proceeds of the sale of shares of Common Stock issued upon vesting, either through a voluntary sale or through a mandatory sale arranged by the Company (on Holder’s behalf pursuant to this authorization);
(iii)    withholding shares of Common Stock otherwise to be issued upon vesting; or
(iv)    any other method determined by the Company, to the extent permitted under the Plan and applicable laws;
provided, however that if Holder is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not feasible under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i)-(iii) or (v) above. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the PSUs to vest prior to the date(s) set forth in the Vesting Schedule in order to satisfy any Tax-Related Items that arise prior to the date of settlement of the PSUs; provided that to the extent necessary to avoid a prohibited distribution under Section 409A, the number of PSUs so accelerated and settled shall be with respect to a number of shares of Common Stock with a value that does not exceed the liability for the Tax-Related Items.
(c)    The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in Holder’s jurisdiction(s) (to the extent permitted by the Plan). In the event of over-withholding, Holder may receive a refund of any over-withheld amount in cash (with no entitlement to the Common Stock equivalent) or, if not refunded, Holder may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, Holder may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding shares of Common Stock, for tax purposes, Holder will be deemed to have been issued the full number of shares of Common Stock subject to the vested PSUs, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
(d)    Holder agrees to pay to the Company and/or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Holder’s participation in the Plan that cannot be satisfied by the means previously described.
(e)    The Company shall not be obligated to deliver any new certificate representing shares of Common Stock to Holder or Holder’s legal representative or enter such shares of Common Stock in book entry form unless and until Holder or Holder’s legal representative shall have paid or otherwise satisfied Holder’s obligations in connection with the Tax-Related Items resulting from the PSUs or the shares of Common Stock subject to the PSUs.
2.7    Conditions to Delivery of Common Stock; Legal Requirements. The shares of Common Stock deliverable hereunder, or any portion thereof, may be either previously authorized but unissued shares of Common Stock or issued shares of Common Stock which have then been reacquired by the Company. Such shares of Common Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Common Stock deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:
(a)    The admission of such shares of Common Stock to listing on all stock exchanges on which such Common Stock is then listed;
(b)    The completion and maintenance of any registration or other qualification of such shares of Common Stock under any U.S. and non-U.S. state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c)    The obtaining of any approval or other clearance from any U.S. or non-U.S. state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and
(d)    The lapse of such reasonable period of time following the vesting of any PSUs as the Administrator may from time to time establish for reasons of administrative convenience.
2.8    Rights as Stockholder. Holder shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the PSUs and any shares of Common Stock underlying the PSUs and deliverable hereunder unless and until such shares of Common Stock shall have been issued by the Company and held of record by such Holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 11.3 of the Plan. No Dividend Equivalent awards shall be awarded in respect of, and no dividends shall be paid with respect to, any PSUs.
ARTICLE 3.
OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon Holder, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs.
3.2    Grant is Not Transferable.
(a)    Except as set forth in Section 3.2(b), during the lifetime of Holder, the PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Common Stock underlying the vested PSUs have been issued. Neither the PSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of Holder or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
(b)    Notwithstanding the foregoing provisions of subsection 3.2(a), for Holders who are exclusively subject to the laws of the United States, the Administrator, in its sole discretion, may permit the transfer of PSUs held by Holder pursuant to a DRO. Any PSU that has been so transferred shall continue to be subject to all of the terms and conditions as applicable to the original Holder, and the transferee shall execute any and all such documents requested by the Administrator in connection with the transfer, including, without limitation, to evidence the transfer and to satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws.
3.3    Binding Agreement. Subject to the limitation on the transferability of the PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.4    Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the PSUs and the issuance of shares of Common Stock with respect to vested PSUs in such circumstances as it, in its sole discretion, may determine; provided, however, that if the PSUs constitute “nonqualified deferred compensation” subject to Section 409A and Holder is subject to U.S. federal taxation, no acceleration of the issuance of the shares of Common Stock may occur other than as expressly permitted under Section 409A. In addition, upon the occurrence of certain events relating to the Common Stock contemplated by Section 11.3 of the Plan, the Administrator shall make any appropriate adjustments in the number of PSUs then outstanding and the number and kind of securities that may be issued in respect of the PSUs. Holder acknowledges that the PSUs are subject to amendment, modification and termination in certain events as provided in this Agreement and Section 11.3 of the Plan.
3.5    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice (which may include electronic delivery by email) or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to Company:	ResMed Inc. 9001 Spectrum Center Blvd. San Diego, CA 92123 USA Attn: David Pendarvis, Corporate Secretary

If to Holder:	Address of the Holder on file with ResMed Inc. or its Subsidiary

3.6    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.7    Governing Law / Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award of PSUs or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California and no other courts, where this grant is made and/or to be performed.
3.8    Conformity to Laws. Holder acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and other U.S. or non-U.S. state and federal securities laws and regulations, as well as any other applicable U.S. or non-U.S. state and federal laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
3.9    Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as may otherwise be provided by the Plan and subject to Section 3.8, Section 3.11, Section 3.13 and Section 3.21 hereof, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of Holder.
3.10    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon Holder and his or her heirs, executors, administrators, successors and assigns.
3.11    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Holder is subject to Section 16 of the Exchange Act, the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.12    Entire Agreement and Acceptance. The Plan, the Summary and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Holder with respect to the subject matter hereof.
3.13    Section 409A. The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. However, to the extent that the PSUs (or any portion thereof) may be subject to Section 409A, the parties intend that this Agreement and such benefits comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A and this Agreement shall be interpreted, operated and administered in a manner consistent with such intent. Notwithstanding any other provision of the Plan, the Summary or this Agreement, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Holder or any other person for failure to do so) to adopt such amendments to the Plan, the Summary or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate either for the PSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Nothing in this Agreement, the Plan or the Summary shall provide a basis for any person to take action against the Company or any Subsidiary based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or PSUs granted under this Agreement, and neither the Company nor any of its Subsidiaries shall under any circumstances have any liability to Holder or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A.
3.14    Limitation on Holder’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Unless and until the PSUs will have vested in the manner set forth in Article 2 hereof, Holder will have no right to the issuance of shares of Common Stock with respect to the PSUs. Holder shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to PSUs, as and when payable hereunder.
3.15    Language. Holder acknowledges that he or she is proficient in the English language and understands the provisions in this Agreement and the Plan or has had the ability to consult with an advisor who is sufficiently proficient in the English language. Further, in the event Holder has received this Agreement, including Appendix I hereto (if any), or any other document related to the Plan translated into a language other than English, the English version will control to the extent the meaning of the translated version differs from the English version.
3.16    Electronic Delivery. The Company may, in its sole discretion, decide (a) to deliver by electronic means any documents related to the PSUs granted under the Plan, Holder’s participation in the Plan, or future awards that may be granted under the Plan or (b) to request by electronic means Holder’s consent to participate in the Plan. Holder hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company.
3.17    Nature of Grant. By accepting the PSUs, Holder acknowledges, understands and agrees that:
(a)    the grant of PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
(b)    all decisions with respect to future awards of PSUs or other grants, if any, will be at the sole discretion of the Company;
(c)    Holder is voluntarily participating in the Plan;
(d)    the PSUs and the shares of Common Stock subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(e)    the PSUs and the shares of Common Stock subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including (without limitation) calculating any severance, resignation, redundancy or end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(f)    the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(g)    no claim or entitlement to compensation or damages shall arise from termination of the PSUs resulting from a Termination of Service (for any reason whatsoever, whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Holder is employed or rendering services or the terms of Holder’s employment or service agreement, if any);
(h)    unless otherwise agreed with the Company, the PSUs and the shares of Common Stock subject to the PSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Holder may provide as a director of a Subsidiary;
(i)    the Company is not providing any tax, legal or financial advice with respect to the PSUs, nor is the Company making any recommendations regarding Holder’s participation in the Plan, or Holder’s acquisition or sale of the underlying shares of Common Stock;
(j)    Holder should consult with his or her own personal tax, legal and financial advisors regarding Holder’s participation in the Plan before taking any action related to the Plan and the PSUs; and
(k)    the following provisions apply only if Holder is providing services outside the United States:
(i)    the PSUs and the shares of Common Stock subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and
(ii)    neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between Holder’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to Holder pursuant to the settlement of the PSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.
3.18    Data Privacy Consent.
(a)    Declaration of Consent. Holder is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data (as defined below) to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Holder’s country.
(b)    Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about Holder, including, but not limited to, Holder’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all PSUs under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Holder’s favor (“Data”), for the purposes of managing Holder’s participation in the Plan. The legal basis, where required, for the processing of Data is Holder’s consent.
(c)    Stock Plan Administration Service Providers. The Company transfers Data, or parts thereof, to Fidelity Stock Plan Services, LLC and certain of its affiliated companies ("Fidelity"), which assists the Company with the implementation, administration and management of the Plan. Holder acknowledges and understands that Fidelity will open an account for Holder to receive and trade shares of Common Stock acquired under the Plan and that Holder will be asked to agree on separate terms and data processing practices with Fidelity, which is a condition of Holder’s ability to participate in the Plan. In the future, the Company may select a different service provider and may share Data with such different service provider that serves in a similar manner.
(d)    International Data Transfers. The Company and Fidelity are based in the United States. Holder understands that his or her country may have enacted data privacy laws that are different from the laws of the United States. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of Holder’s Data in the United States or, as the case may be, other countries might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, Holder might not have enforceable rights regarding the processing of his or her Data in such countries.
The Company provides appropriate safeguards for protecting Data that it receives in the United States through its adherence to data transfer agreements entered into between the Company and Subsidiaries within the European Union. Otherwise, where required, the Company’s legal basis for the transfer of Data is Holder’s consent.
(e)    Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Holder’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This means Data may be retained even after Holder’s Termination of Service.
(f)    Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Holder is providing the consents herein on a purely voluntary basis. Holder understands that he or she may withdraw consent at any time with future effect for any or no reason. If Holder does not consent, or if Holder later seeks to revoke his or her consent, Holder’s employment or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to offer PSUs or other awards to Holder or administer or maintain Holder’s participation in the Plan.
(g)    Data Subject Rights. Holder understands that data subject rights vary depending on applicable law and that, depending on where Holder is based and subject to the conditions under applicable law, Holder may have, without limitation, the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Holder’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Holder understands that he or she can contact Holder’s local human resources representative.
3.19    Participants Outside of the United States. Notwithstanding any provisions in this Agreement, the PSUs shall be subject to any additional terms and conditions set forth in Appendix I hereto for Holder’s country. Moreover, if Holder relocates to one of the countries included in Appendix I (if any), the terms and conditions for such country will apply to Holder, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The terms included in Appendix I constitute part of this Agreement.
3.20    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
3.21    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Holder’s participation in the Plan, on the PSUs or any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable or legal or administrative reasons, and to require Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
3.22    Waiver. Holder acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Holder or any other Holder.
3.23    Insider Trading/Market Abuse Laws. Holder acknowledges that, depending on Holder’s country, the broker’s country, or the country in which shares of Common Stock are listed, Holder may be subject to insider trading restrictions and/or market abuse laws, which may affect Holder’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., PSUs) or rights linked to the value of shares of Common Stock during such times as Holder is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the relevant jurisdiction). Further, Holder understands that local insider trading laws and regulations prohibit the cancellation or amendment of orders Holder may have placed before processing insider information. Holder also understands that he or she may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis), and (ii) “tipping” third parties by sharing inside information with them, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Holder is responsible for complying with any applicable restrictions, and Holder should consult with his or her personal legal and financial advisors on this matter before taking any action related to the Plan.
3.24    Foreign Assets/Account and Tax Reporting, Exchange Controls. Holder’s country may have certain foreign asset, account and/or tax reporting requirements and exchange controls which may affect Holder’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside Holder’s country. Holder understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in Holder’s country. Holder also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, Holder may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. Holder acknowledges that he or she is responsible for complying with all such requirements, and that Holder should consult personal legal and tax advisors, as applicable, to ensure compliance.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereunto agree to the terms and conditions set forth in this Agreement and the Summary.

RESMED INC.	HOLDER

[ELECTRONIC SIGNATURE]

/s/ Michael J. Farrell
Michael J. Farrell	(Acceptance designated electronically at the plan administrator's Web site)
Chief Executive Officer

APPENDIX I
Certain capitalized terms used but not defined in this Appendix I have the meanings set forth in the Plan, the Agreement and/or the Summary.
Terms and Conditions
This Appendix I includes special and/or additional terms and conditions that govern the PSUs granted to Holder under the Plan if Holder resides and/or works in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. If Holder is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers residency and/or employment to another country after the grant of PSUs, or is considered resident of another country for local law purposes, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to Holder.
Notifications
This Appendix also includes information regarding tax, securities law, exchange controls and certain other issues of which Holder should be aware with respect to Holder’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of October 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Holder not rely on the information in this Appendix I as the only source of information relating to the consequences of Holder’s participation in the Plan because the information may be out of date at the time that the PSUs vest or shares of Common Stock acquired under the Plan are sold.
In addition, the information contained herein is general in nature and may not apply to Holder’s particular situation and the Company is not in a position to assure Holder of any particular result. Accordingly, Holder should seek appropriate professional advice as to how the relevant laws in his or her country may apply to Holder’s situation.
Finally, if Holder is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers residency and/or employment to another country after the grant of PSUs, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Holder in the same manner.
Australia
Notifications
Securities Law Information. The offer of RSUs is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth). If Holder offers shares of Common Stock for sale to a person or entity resident in Australia, Holder acknowledges and agrees that such offer may be subject to disclosure requirements under Australian law. Holder should obtain legal advice on applicable disclosure obligations prior to making any such offer.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers, including for the remittance of proceeds related to the sale of shares of Common Stock acquired under the Plan and/or dividends paid on such shares. If an Australian bank is assisting with the transaction, then the bank will file the required exchange control report on Holder’s behalf. If no Australian bank is assisting with the transaction, then Holder will have to file the required exchange control report.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in the Act).
Germany

Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the sale of securities (including shares of Common Stock acquired under the Plan and/or dividends) must be reported on a monthly basis to the German Federal Bank (Bundesbank). If Holder receives a payment in excess of this amount, Holder must report the payment to Bundesbank electronically by the fifth day of the month following the month in which the payment was received. The form of the report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. In addition, Holder may be required to report the acquisition of shares of Common Stock under the Plan to the Bundesbank via email or telephone if the value of the shares acquired exceeds €12,500. Holder should consult a personal legal advisor to comply with the applicable reporting requirements.
Singapore
Terms and Conditions
Sale of Shares. For any shares of Common Stock that are issued within six months of the Grant Date, Holder agrees that he or she will not dispose of the shares of Common Stock acquired prior to the six-month anniversary of the Grant Date, unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or any other applicable provisions of the SFA.
Notifications
Securities Law Information. The offer of the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of SFA and not with a view to the PSUs or shares of Common Stock being subsequently offered for sale to another party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation. The directors, associate directors and shadow directors of a Singapore Subsidiary are subject to certain notification requirements under the Singapore Companies Act. The directors, associate directors and shadow directors must notify the Singapore Subsidiary in writing of an interest (e.g., PSUs, shares of Common Stock, etc.) in the Company or any related company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g. when shares of Common Stock are sold), or (iii) becoming a director, associate director or shadow director.

APPENDIX II

This Appendix II sets forth the performance goals (the “Performance Goals”) for the PSUs and shall determine the extent to which the Performance Goals are achieved and the extent to which the PSUs will be eligible for vesting at the end of the applicable Performance Period.
Performance Goals
Absolute TSR.
The Performance Goals shall be based on the Company’s absolute Total Stockholder Return (“Absolute TSR”) over the four-year period beginning #GRANTDATE# and ending November 15, 2026, or such shorter period as provided below (in the event the Accelerated Vesting Threshold is achieved), or in Section 2.2(c) due to a Change in Control or as provided in Section 2.4(b)(ii) for certain Terminations of Service (in any such case, the “Performance Period”), as set forth below.
Calculation to Determine PSUs Earned.

Each Holder is entitled to vest in a number of shares of Common Stock underlying the corresponding number of PSUs (at a rate of one share for each underlying PSU), ranging from 0% to 200% of the target number of PSUs granted to such Holder (for each Holder, the “Target PSUs”), based on the Company’s Absolute TSR over the four-year Performance Period and determined based on the table immediately below, subject to Holder’s continued service through the Certification Date (or the earlier Termination of Service date described in Section 2.4(b)(ii) or Change in Control date, as applicable). In the event of a Change in Control or a Termination of Service described in Section 2.4(b)(ii), then the determination of the percentage of the Target PSUs eligible for vesting shall be calculated in accordance with the table immediately below, provided that the Regular Vesting Threshold and all other Performance Goal thresholds, which relate to a four-year Performance Period, shall be pro-rated based on compound annualized growth rates (CAGR) from the Base TSR Growth Rates provided in the below table, to correspond with the shortened Performance Period. Linear interpolation will be used to calculate actual awards for performance between the percentiles indicated below.

Cumulative Absolute TSR over the Performance Period	Base TSR Growth rate	% of Target PSUs Eligible for Vesting
21.6% (the “Regular Vesting Threshold”)	5%	50%
33.5%	7.5%	75%
46.4%	10%	100%
53.2%	11.25%	125%
60.2%	12.5%	150%
67.4%	13.75%	175%
74.9%	15%	200%

Notwithstanding the foregoing, if the Company achieves an Absolute TSR over the three-year period beginning on #GRANTDATE# and ending on November 15, 2025 (the “Accelerated Performance Period”) of at least 16% (the “Accelerated Vesting Threshold”), then the determination set forth in the paragraph and table above shall be disregarded and Holder instead shall be entitled to earn a number of shares of Common Stock underlying the corresponding PSUs (at a rate of one share for each underlying PSU), ranging from 0% to 200% of the Target PSUs, based on the Company’s Absolute TSR over the Accelerated Performance Period subject to Holder’s continued service through the Certification Date for such period. Linear interpolation will be used to calculate actual awards for performance between the percentiles indicated below.

Cumulative Absolute TSR over the Three-Year Performance Period	% of Target PSUs Earned
15.8%	50%
24.2%	75%
33.1%	100%
37.7%	125%
42.4%	150%
47.2%	175%
52.1%	200%

In addition, Holder shall have a one-time opportunity to be eligible to vest in 25% of the Target PSUs if and only if the Company’s cumulative Absolute TSR, for any period beginning on the Grant Date and ending on the last day of any fiscal quarter that ends during the Accelerated Performance Period, is greater than or equal to 33%. In such an event, any such 25% of the Target PSUs shall vest on the earlier of (i) the Certification Date for the Accelerated Performance Period, irrespective of whether the Accelerated Vesting Threshold is achieved or not achieved, subject to Holder’s continued employment or services through such Certification Date, (ii) in the event of a Termination of Service described in Section 2.4(b)(ii), the date of such Termination of Service or (iii) a Change in Control, subject in each case to continued service through the applicable date. In the event that either the Accelerated Vesting Threshold or the Vesting Threshold is achieved, then the 25% of the Target PSUs eligible for vesting pursuant to this paragraph shall be part of, and not in addition to, the Target PSUs eligible for vesting in accordance with the applicable table above.

In no event shall more than 200% of the Target PSUs be eligible for vesting.

Determination of Absolute TSR.

The Company’s Absolute TSR shall be determined by taking the closing per share price of the Company’s Common Stock on the Grant Date as the starting point for the Absolute TSR calculation. The starting per share price will be compared to an ending per share price, which shall be the trailing 30-day average per share price of the Company’s Common Stock as of the end of the applicable Performance Period. The calculation of Absolute TSR for the Company shall be based on the change in the per share price plus reinvested dividends over the applicable Performance Period.

Additionally, as set forth in, and pursuant to, Section 3.4 hereof, appropriate adjustments to Absolute TSR shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other events set forth in Section 3.4 hereof that occur prior to the applicable Certification Date.

Compensation Certification
The Compensation Committee shall certify in writing the extent to which the Performance Goals have been achieved, and the number of PSUs eligible for vesting based on the Performance Goals on the applicable Certification Date, which shall be as soon as practicable following the end of the applicable Performance Period, and in no event later than 90 days after the end of the applicable Performance Period. Except in the event of the vesting of the PSUs upon a Termination of Service as provided in Section 2.4(b)(i) of the Agreement, no shares of Common Stock shall be delivered in respect of the PSUs prior to such written certification by the Compensation Committee.
Forfeiture of PSUs
Any unvested PSUs which have are not eligible for vesting based on the Performance Goals (to the extent applicable) shall be automatically forfeited, terminated and cancelled effective as of the applicable Certification Date without the payment of any consideration by the Company, and Holder, or Holder’s beneficiary or personal representative, as the case may be, shall have no further rights with respect to such PSUs under the Agreement.